Exhibit (15)

May 6, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:                              Ecolab Inc. Registration Statements on Form S-8 (Registration Nos. 2-60010; 2-74944; 33-1664; 33-41828; 2-90702; 33-18202; 33-55986; 33-56101; 333-95043; 33-26241; 33-34000; 33-56151; 333-18627; 33-39228; 33-56125; 333-70835; 33-60266; 333-95041; 33-65364; 333-18617; 333-79449; 333-40239; 333-95037; 333-50969; 333-58360; 333-97927; 333-115567; and 333-115568).

Commissioners:

We are aware that our report dated April 21, 2005, on our reviews of interim financial information of Ecolab Inc. (the “Company”) as of March 31, 2005 and for the three-month periods ended March 31, 2005 and 2004 included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in its Registration Statements listed above.

Yours very truly,

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota